Exhibit 10.4

SUBLEASE AGREEMENT

This Sublease made this 23rd day of June, 2004, by and between Stantec Consulting Group Inc., f/k/a The Sear-Brown Group, Inc., a New York Corporation whose address is 85 Metro Park, Rochester, NY 14623-2607 (“Sublandlord”), and Sound Surgical Technologies LLC a Colorado Limited Liability Company whose address is 357 South McCaslin Blvd. Suite 100, Louisville, CO 80027-2932 (“Subtenant”).

WITNESSETH:

WHEREAS, Sublandlord has entered into that certain Office Building Lease (“Prime Lease’) dated November 10, 1999, and amended by Amendment No. 1, dated December 7, 1999 and further amended by Amendment No. 2, dated December 1, 2003 between Denver West Office Leasing Company, LLC as the successor-in-interest to Denver West Office Building No. 22 Venture LLP (“Prime Landlord”), as Landlord, and Sublandlord, as Tenant, initially covering Suite 350 in the building known as No. 22 (“Initial Building”) located at 1726 Cole Boulevard, and subsequently per Amendment No. 2 now covering Suite 150 in the building known as No. 53 (“Building”) located at 13952 Denver West Parkway (such lease and Amendments No. 1 and No. 2 are hereinafter referred to as the “Prime Lease” and such premises at 13952 Denver West Parkway is hereinafter referred to as the “Premises”; and

WHEREAS, Sublandlord wishes to sublet the Premises to Subtenant and Subtenant wishes to sublease the same from Sublandlord upon all of the terms and provisions herein set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Sublandlord hereby subleases to Subtenant and Subtenant hereby subleases from Sublandlord the Premises, together with the appurtenances, situated in the County of Jefferson, State of Colorado, more particularly described as follows:

The Building, Suite 150, Lakewood, Colorado, containing approximately 6,472 rentable square feet, for a term (“Term”) to commence on July 12, 2004 (the “Commencement Date”) and to expire on November 30, 2006, subject to this Sublease and upon the rentals, terms, covenants, conditions and provisions hereafter set forth.

2. Subtenant covenants and agrees to pay to Sublandlord without offset or deduction the monthly base rental on the first day of each month during the Term, commencing on September 12, 2004 in the amount of $ $6,741.67 per month ($4,269.72 for September 12, 2004 through September 30, 2004) through August 31, 2005 (except as modified by the Addendum to this Sublease Agreement) and commencing on September 1, 2005 in the amount of $7,281.00 per month through November 30, 2006. In addition, Subtenant agrees to reimburse Sublandlord immediately upon billing for all Additional Rent payable under the Prime Lease during the Term as provided in the Prime Lease; however, the term “Additional Rent” as defined in the Prime Lease is hereby modified to mean those “Building Operating Costs’, as defined in the Prime Lease, in excess of a “Base Year” which will for the term of this sublease be calendar year 2004.

3. This Sublease is subject and subordinate to all of the terms, covenants, provisions, conditions and agreements contained in the Prime Lease and in any amendments or supplements thereto now or hereafter existing and the matters to which the Prime Lease is subject and subordinate. A copy of the Prime Lease, which has been delivered to and examined, reviewed and approved by Subtenant, is attached hereto as Exhibit “B”.

4. (a) The terms, covenants, conditions and provisions in the Prime Lease (including, but not limited to, the remedies provided thereunder) are incorporated herein by reference, and shall, as between Sublandlord and Subtenant, constitute the terms, covenant, conditions and provisions of this Sublease, except to the extent that they are inapplicable to, inconsistent with, or modified by the provisions of this Sublease. Subtenant covenants and agrees (i) to perform and to observe all of the terms, covenants, provisions, conditions and agreements of this Sublease and of the Prime Lease on Sublandlord’s part to be performed and observed to the extent the same are incorporated into this Sublease, and to the extent the same apply to the Premises and are not modified or amended by this Sublease; and (ii) that Subtenant will not do or cause to be done or suffer or permit any act or thing to be done which would or might cause the Prime Lease or the rights of Sublandlord as tenant thereunder to be cancelled, terminated or forfeited or which would make Sublandlord liable for any damages, claims or penalties.

(b) Subtenant shall, in no case, have any rights in respect of the Premises greater than Sublandlord’s rights under the Prime Lease and Sublandlord shall have no liability to Subtenant for any matter whatsoever for which Sublandlord does not have at least co-extensive rights, as tenant, against the Prime Landlord under the Prime Lease.

(c) The performance by Sublandlord of any of the terms and conditions of this Sublease upon the Sublandlord’s part to be performed shall be subject and dependent upon the performance by the Prime Landlord under the Prime Lease of the terms, covenants, conditions and provisions, expressed or implied, of the Prime Lease on the part of the Prime Landlord under the Prime Lease to be performed, and Sublandlord shall be under no obligation or liability whatsoever to the Subtenant in the event that the Prime Landlord shall fail to perform any of the terms or conditions contained therein on the part of the Prime Landlord to be performed. It is understood and agreed that all services, repairs, restorations, consents, equipment and access which, and the manner in which the same, are required or authorized to be provided and made by Sublandlord or its agents hereunder or in accordance with the provisions of the Prime Lease incorporated herein by reference (collectively “Landlord Obligations”), will, in fact, be provided by Prime Landlord. If Prime Landlord shall be entitled to any payment or remuneration by reason of additional services provided at the request of Subtenant with respect to the Premises, Subtenant shall pay the same directly to Prime Landlord promptly on demand as additional rent hereunder.

(d) In the event of, and upon, the termination or cancellation of the Prime Lease for any reason (including, without being limited to, by reason of any casualty or condemnation), this Sublease shall automatically cease and terminate.

5. Nothing contained in this Sublease shall be construed to create privity of estate or of contract between Subtenant and the Prime Landlord. Subtenant shall not do or permit to be done any act or thing, which will constitute a breach or violation of any of the terms, covenants, conditions or provisions of the Prime Lease.

6. Subtenant shall indemnify Sublandlord against, and hold Sublandlord harmless from, all liabilities, losses, obligations, damages, penalties, claims, costs and expenses (including, without limitation, reasonable attorneys’ fees and other costs) which are paid, suffered or incurred by Sublandlord as a result of the nonperformance or nonobservance of any terms, provisions, covenants, stipulations, conditions, obligations or agreements by Subtenant. Subtenant will indemnify and hold Sublandlord harmless from and against all losses, costs, damages, expenses and liability, including, but not limited to, reasonable attorney’s fees, which Sublandlord may incur or pay out by reason of any injury to persons or property occurring in, on or about the Premises, or by reason of any breach or default hereunder on Subtenant’s part or by reason of any work done in or to the Premises or any act or negligence on the part of Subtenant. Subtenant shall cause Sublandlord and Prime Landlord to be listed as an additional insured on all public liability, property damage and fire and extended coverage insurance procured by Subtenant relating to the Premises in accordance with the terms of the Prime Lease. Without limiting the foregoing, Subtenant shall, upon execution of this Agreement, furnish Sublandlord with certificates evidencing the policies of insurance required pursuant to Sections 12.1 and 12.2 of the Prime Lease. The policies or certificates for the insurance required by Section 12.1 and 12.2 must include a copy of the endorsement naming as additional insureds the Prime Landlord and the Sublandlord. Subtenant shall maintain in full force and effect all such policies throughout the Term.

7. Subtenant acknowledges that it is accepting the Premises in its present “as is” condition, and that neither the Prime Landlord nor Sublandlord shall have any obligations to make any renovations or improvements to the Premises. Subtenant shall perform all necessary work at its sole cost and expense in accordance with the terms of the Prime Lease in order to ready the Premises for the operation of Subtenant’s business therein.

8. (a) Without limiting any other provisions of this Sublease or the Prime Lease, Subtenant shall take good care of the Premises, suffer no waste or injury thereto and shall comply with all laws, orders and regulations applicable to the Premises, the Building and Subtenant’s use or manner of use thereof, which are imposed on Sublandlord, as tenant under the Prime Lease, in connection with the Premises and/or the Building.

(b) Upon the Expiration Date or earlier termination of the Term, Subtenant shall quit and surrender the Premises to Sublandlord, broom clean, in good order and condition, ordinary wear and tear excepted, and Subtenant shall remove all of its property therefrom. Subtenant shall observe and perform each of the covenants contained in this Sublease and Subtenant’s obligations hereunder shall survive the Expiration Date or earlier termination of this Sublease.

9. Sublandlord’s refusal to consent to or approve any matter or thing, whenever Sublandlord’s consent or approval is required under the terms of this Sublease, shall be deemed reasonable if, inter alia, the Prime Landlord has refused to give such consent or approval to Sublandlord for such matter or thing under the Prime Lease. Whenever under the Prime Lease Sublandlord must comply with particular requirements (e.g., obtaining insurance or naming beneficiaries) or act or perform (e.g., to indemnify, hold harmless or reimburse) for the benefit of Prime Landlord, Subtenant shall also comply or act for the benefit of Sublandlord and Prime Landlord. Any request or demand made by Prime Landlord (whether requiring an act, restraint or payment) directly to Subtenant pursuant to the Prime Lease in respect of a corresponding obligation under this Sublease shall be honored and performed or adhered to by Subtenant as if the request or demand was made directly by Sublandlord. Whenever, pursuant to this Sublease, Prime Landlord or Sublandlord’s consent or approval, or the review or consideration by Prime Landlord or Sublandlord of any matter, is permitted, solicited or required prior to or in connection with any activity planned or undertaken on behalf of Subtenant, Subtenant shall reimburse Prime Landlord and Sublandlord for all expenses (including, without limitation, the reasonable fees and disbursement of attorneys and other professional consultants), incurred by Prime Landlord and Sublandlord, as the case may be, in connection with such consideration, review, consent or approval. Such reimbursement shall be made by Subtenant on demand.

10. (a) Notices and other communications hereunder shall be in writing, and shall be given or made by certified mail addressed to the parties at their respective addresses set forth above, or at any other address which either party may hereafter designate for such purpose by a written notice. Any notices to the Prime Landlord shall be given in the manner provided in the Prime Lease.

(b) Subtenant shall promptly deliver to Sublandlord copies of all notices received by Subtenant from the Prime Landlord and copies of all notices served upon the Prime Landlord under the terms of the Prime Lease.

(c) The time limits provided in the Prime Lease for the giving of notices, making demands, performance of any act, condition or covenant or the exercise of any rights, remedies or options are changed for the purposes of this Sublease by lengthening or shortening the same, in each instance, by three (3) days, as appropriate, so that notice may be given, demands made, or acts, conditions or covenants performed or any right, remedy or option herein exercised by Sublandlord or Subtenant, as the case may be (and each party covenants that it will do so) within the time limit relating thereto contained in the Prime Lease.

11. Subtenant shall have no option to renew or option for additional space under this Agreement.

12. Subtenant warrants and agrees to save and hold Sublandlord and Prime Landlord harmless from any and all leasing commissions (including renewals, extensions, or options), costs and liability with respect to Subleased Premises regarding any broker or real estate broker, except for the Fredrick Ross Company (Sublandlord’s broker) and the Staubach Company (Subtenant’s broker).

13. This Sublease is subject to and conditioned upon Prime Landlord’s consent in writing, which consent shall approve Subtenant’s use of the Premises as general offices. Subtenant has reviewed and understands the terms and provisions of the form of the consent by the Prime Landlord attached as Exhibit A hereto. If such consent is not obtained on or before the Commencement Date, then this Sublease shall be void and terminated. In the event Subtenant obtains possession of the Premises prior to the Prime Landlord’s approval, Subtenant agrees to immediately vacate the Premises in the event this Sublease is terminated and to indemnify and hold Sublandlord and Prime Landlord harmless from and against any losses, costs, damages, expenses, and liability arising from its holding over, including reasonable attorney’s fees.

14. Notwithstanding anything contained in the Prime Lease to the contrary, Subtenant shall not by operation of law or otherwise assign, sublet, mortgage, pledge or otherwise encumber this Sublease, without the prior written consent of the Sublandlord in each instance and the Prime Landlord (to the extent required by the Prime Lease). Any assignment or subletting, or purported assignment or subletting without such consent shall be void and of no effect.

15. This Sublease shall be binding upon and inure to the benefit of the parties hereto and their respective successors, successors in interest and assigns.

16. Upon execution of this Sublease, Subtenant will provide a security deposit in the amount of $13,500.00 that will be held, without interest, by Sublandlord, for performance by the Subtenant of all terms, covenants, and conditions of this Sublease. If Subtenant is not in default at the expiration of this Sublease, Sublandlord shall return the security deposit to Subtenant.

17. In the event of litigation or any other proceeding, judicial or nonjudical, between any of the parties to this Sublease to interpret or enforce any of the provisions of this Sublease, or any right of any party hereunder or thereunder, the prevailing party shall be entitled to recover all of its costs and expenses (including, without being limited to, reasonable attorneys’ fees) incurred by the prevailing party in such litigation or other proceeding, whether or not prosecuted to final judgment.

18. In the event Sublandlord or Prime Landlord commences any summary forcible entry and detainer proceeding or eviction action for non-payment of rent owed by Subtenant under this Sublease, Subtenant covenants and agrees not to interpose, by consolidation of actions or otherwise, any counterclaim in any such proceeding. To the extent permitted by law, the parties hereto shall and they hereby do waive trial by jury in any action or proceeding brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Sublease or the interpretation thereof, the relationship of Sublandlord, Subtenant and Prime Landlord, Subtenant’s use or occupancy of the Premises, and/or any claim of injury or damage. The provisions of this section shall survive the termination of this Sublease.

The parties have hereunto executed this sublease as of the day and year first written above.

SUBLANDLORD:

Stantec Consulting Group Inc.

By:	/ Jeffrey P. Stone /
Corporate Counsel

SUBTENANT:

Sound Surgical Technologies LLC

By:	/ Douglas D Foote /
CFO

Addendum

The following addendum is attached hereto and incorporated into and made a part of that certain Sublease Agreement (the “Sublease”) dated the 23rd day of June, 2004 by and between Sublandlord and Subtenant as if fully set forth therein:

Subtenant shall pay SubLandlord base rent for months three (3) through eight (8) of the sublease term upon Subtenant’s execution of the Sublease Agreement.

Subject to the provisions of the Prime Lease, including those in Section 8.2, Subtenant reserves the right to make for itself or retain its own contractor to make future alterations that are not visible from the exterior of the Building which individually do not exceed $20,000.00. Said improvements shall be made with Sublandlord’s prior written consent with no overhead charges paid to Sublandlord. Sublandlord’s consent for such alterations shall not be unreasonably withheld or delayed.

Subtenant shall have the right to a parking ratio of 3.3 spaces per 1,000 RSF subleased of surface parking spaces free of charge through the term of the sublease.

Subtenant shall have the right to building standard Directory, Suite Entry and Monument signage. All signage shall be at Subtenant’s sole cost and expense and be subject to Building regulations.

Subject to the provisions of the Prime Lease, Subtenant shall have access to the Premises, the Building and the parking facilities 24 hours per day, 7 days per week, 52 weeks per year.

If Prime Landlord fails to comply with any Landlord Obligations, Subtenant shall notify Sublandlord in writing.

Sublandlord agrees to pay to Prime Landlord, as and when the same are due and prior to any late charges or delinquency fees being imposed, all amounts owing under the Prime Lease for Base Rent and Additional Rent. In the event of the failure of Sublandlord to make any such payment by the due date for the same, then Subtenant may pay the amount due directly to Prime Landlord and, notwithstanding the provision of the first sentence of Section 2 of this Sublease, the amount thereof, plus 2%, shall be set off against amounts owing to Sublandlord under the Sublease. Sublandlord shall save, indemnify and hold harmless Subtenant from and against any and all loss, cost or expense arising from Sublandlord’s failure to pay Base Rent or Additional Rent under the Prime Lease or from any other breach by Sublandlord of its obligations under the Prime Lease, except a breach of an obligation imposed upon Subtenant by this Sublease or a breach of the Prime Lease arising from a breach of this Sublease by Subtenant.

Sublandlord agrees that it shall neither terminate nor amend the Prime Lease, except upon the prior written consent of Subtenant. Provided the Subtenant observes and complies with all of the provisions of the Sublease, Sublandlord will not interfere with or permit interference with Subtenant’s quiet enjoyment of the Premises.

Sublandlord shall deliver to Subtenant promptly after receipt copies of all notices received by Sublandlord from Prime Landlord and copies of all notices given to Prime Landlord by Sublandlord under the terms of the Prime Lease.

If Prime Landlord fails to comply with any Landlord Obligations, Subtenant shall notify Prime Landlord and Sublandlord in writing. Sublandlord and Subtenant agree that they shall cooperate in order to promptly exercise the rights set forth in Paragraph 17.4 of the prime Lease in the event of a default by Prime Landlord. Subtenant shall be entitled to the same rights and remedies to the same extend that Sublandlord is so entitled under the terms of the Prime Lease in the event Prime Landlord is determined to be in default under Paragraph 17.4 of the Prime Lease.

The parties hereby agree to and incorporate the additional terms referenced herein as part of the referenced Sublease attached hereto.

Executed the day and year first written above.

SUBLANDLORD:

Stantec Consulting Group Inc.

By	/ Jeffrey P. Stone /
Corporate Counsel

SUBTENANT:

Sound Surgical Technologies LLC

By:	Douglas D. Foote
CFO